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                                                                      EXHIBIT 12

                       GLOBAL MARINE INC. AND SUBSIDIARIES
            RATIO OF EARNINGS BEFORE FIXED CHARGES TO FIXED CHARGES
                                ($ in millions)


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                                             1997         1996         1995        1994        1993
                                          -----------  -----------  ----------  ----------  -----------
EARNINGS BEFORE FIXED CHARGES:
Earnings before taxes                         $294.0       $119.7       $55.1       $ 5.4        (26.2)
Plus fixed charges (per                         89.4         59.5        44.2        44.3         37.6
 computation below)
Less capitalized interest                      (20.9)        (2.6)       (5.6)       (3.7)          --
                                        --------------------------------------------------------------
                                   A          $362.5       $176.6       $93.7       $46.0         11.4
                                        ==============================================================


FIXED CHARGES:
Interest expense                              $ 39.7       $ 30.9       $30.2       $30.2       $ 32.1
Interest component and rental                   49.7         28.6        14.0        14.1          5.5
 expense                                --------------------------------------------------------------
                                   B          $ 89.4       $ 59.5       $44.2       $44.3       $ 37.6
                                        ==============================================================

RATIO OF EARNINGS BEFORE FIXED
CHARGES TO FIXED CHARGES           A/B          4.05         2.97        2.12        1.04         0.30
                                        ==============================================================

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